Exhibit 99.1

HERSHEY ANNOUNCES FIRST QUARTER RESULTS;
REAFFIRMS OUTLOOK FOR 2011
●	Net sales increase 11.1%, driven primarily by volume

●	Earnings per share-diluted of $0.70 as reported and $0.72 adjusted

●	$250 million share repurchase authorization announced

●	Outlook for full-year 2011 reaffirmed; net sales and adjusted earnings per share-diluted growth to be around the top of the Company’s 3-5% and 6-8% long-term targets

HERSHEY, Pa., April 26, 2011 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended April 3, 2011. Consolidated net sales were $1,564,223,000 compared with $1,407,843,000 for the first quarter of 2010. Reported net income for the first quarter of 2011 was $160,115,000 or $0.70 per share-diluted, compared with $147,394,000 or $0.64 per share-diluted for the comparable period of 2010.

As described in the Note, for the first quarter of 2011, these results, prepared in accordance with generally accepted accounting principles (GAAP), included net pre-tax charges of $9.7 million, or $0.02 per share-diluted, which were related to the Project Next Century program announced in June 2010.   As described in the Note, adjusted net income, which excludes these net charges, was $166,232,000 or $0.72 per share-diluted in the first quarter of 2011.

In 2011, reported gross margin, reported income before interest and income taxes (EBIT) margin and reported earnings per share-diluted will be impacted by charges associated with Project Next Century. Therefore, we continue to expect reported earnings per share-diluted, including business realignment and impairment charges of $0.13 to $0.16 per share-diluted, to be in the $2.54 to $2.63 range. The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to the Project Next Century program remains at $140 million to $170 million. The expected timing of events and estimated costs and savings is included in Appendix I attached to this press release.

During the first quarter, the Company repurchased $100 million of Common Stock against the $250 million repurchase authorization that was approved in December 2006.  With the conclusion of the prior authorization, on April 22, 2011, the Board of Directors of The Hershey Company approved a new $250 million authorization to repurchase shares of Common Stock. Repurchases may take place from time to time, depending on market conditions. Acquired shares of the Common Stock will be held as treasury shares. This authorization is in addition to the Company’s policy of repurchasing shares in the open market issued in connection with our equity compensation program.

First Quarter Performance and Outlook

“Hershey’s first quarter results represent a good start to the year and we maintained our marketplace momentum,” said David J. West, President and Chief Executive Officer.  “As anticipated, first quarter net sales were strong, increasing 11.1 percent. Net sales gains were driven by core brand growth in both U.S. and international markets, new products and a seasonal shift in volume from the fourth quarter of last year to the first quarter of this year. Additionally, the first quarter benefited from a change in order patterns of certain customers.

“U.S. retail takeaway for the 12 weeks ended March 19, 2011, excluding the impact of Easter seasonal activity in the year ago and current period was up 6.7 percent, in channels that account for over 80 percent of our retail business. In the channels measured by syndicated data, U.S. market share, including Easter seasonal activity in the year ago and current period, increased 0.5 points. This performance reflects solid market share gains within our core chocolate and sugar confectionery businesses as well as the successful U.S. launches of Hershey’s Drops and Reese’s Minis.  Preliminary data indicate strong sell through for the Easter season.  Advertising expense increased about 30 percent versus the year ago period, greater than the percentage increase forecasted for the full year due to timing. This is the result of on-air support of core brands, new products, Hershey’s Syrup and PayDay advertising campaigns, and programming related to a longer Easter season.  As previously announced, for the full-year 2011, we expect advertising to increase mid-single digits, on a percentage basis versus last year.

“Input costs were significantly higher in the first quarter. Despite this increase, adjusted gross margin expanded slightly due to net supply chain efficiencies, some of which were related to fixed cost absorption as sales volume was greater than year ago, as well as higher levels of supply chain productivity.  Selling, marketing and administrative expenses, excluding advertising, declined as a percentage of sales versus last year resulting in an expansion of adjusted EBIT margin.

“Given the Company’s strong cash flow generation and balance sheet flexibility, in the first quarter we repurchased $100 million of our shares, completing the 2006 authorization.  We continue to focus on working capital and operating cash flow and are pleased to announce a new $250 million share repurchase authorization. This decision reflects our confidence in Hershey's marketplace position, long-term growth potential and our ability to create value for all stockholders.

“We’re very pleased with the start to 2011. The U.S. launches of Hershey’s Drops and Reese’s Minis are on track.  Distribution of the Hershey’s and Hershey’s Kisses brands in select key emerging markets is progressing.  In June, we will launch Hershey’s Air Delight, an aerated milk chocolate in both an instant consumable bar and Kisses format.  The price increase announced about a month ago will not materially impact our results in 2011. Given the timing of the announcement, net price increase benefits generated this year will partially mitigate higher than initially anticipated input costs. Additionally, direct buying customers will be able to purchase transitional amounts of product into May and we do not expect seasonal net price realization until Easter 2012.  Therefore, we expect the majority of the financial benefit from this pricing action to impact our earnings in 2012.  We will work with our retail customers this year, and into 2012, to ensure that the implementation of the price increase is supported with customer trade promotions and merchandising that continues to grow the category.  As stated earlier, in 2011, we expect advertising expense to increase mid-single digits, on a percentage basis versus last year, supporting new product launches and core brands in both the U.S. and international markets.  Despite commodity market volatility, we have visibility into our cost structure this year. While we anticipate meaningfully higher input costs, productivity and cost savings initiatives, as well as the pricing action we recently announced, are in place and we estimate that full-year adjusted gross margin will be about the same as last year.  We expect 2011 net sales, including the impact of foreign currency exchange rates, and adjusted earnings per share-diluted growth to be around the top of the Company’s long-term 3 to 5 percent and 6 to 8 percent objectives, respectively,” West concluded.

Note:  In this release, Hershey references income measures which are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

A reconciliation is provided below of results in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures which exclude business realignment and impairment charges in 2011 associated with Project Next Century.

	Three Months Ended
	April 3, 2011		April 4, 2010
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$656,185	41.9%	$593,980	42.2%
Charges included in cost of sales	6,859		-
Adjusted non-GAAP Gross Profit/Gross Margin	$663,044	42.4%	$593,980	42.2%

EBIT/EBIT Margin	$276,549	17.7%	$253,334	18.0%
Charges included in cost of sales	6,859		-
Charges included in SM&A	1,014		-
Business Realignment & Impairment charges, net	1,838		-
Adjusted non-GAAP EBIT/EBIT Margin	$286,260	18.3%	$253,334	18.0%

Net Income/Net Margin	$160,115	10.2%	$147,394	10.5%
Charges included in cost of sales	6,859		-
Charges included in SM&A	1,014		-
Business Realignment & Impairment charges, net	1,838		-
Tax impact of charges	(3,594)		-
Adjusted non-GAAP Net Income/Net Margin	$166,232	10.6%	$147,394	10.5%

EPS - Diluted	$0.70		$0.64
Charges included in cost of sales	0.02		-
Charges included in SM&A	-		-
Business Realignment & Impairment charges, net	-		-
Adjusted non-GAAP EPS - Diluted	$0.72		$0.64

In 2010, the Company recorded GAAP charges of $53.9 million, or $0.14 per share-diluted, attributable to the Project Next Century program.  Additionally, in the second quarter of 2010, the Company recorded a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted, related to the Godrej Hershey Ltd. joint venture. In 2011, the Company expects to record total GAAP charges of about $45 million to $55 million, or $0.13 to $0.16 per share-diluted, attributable to Project Next Century.  Below is a reconciliation of GAAP and non-GAAP items to the Company’s 2010 adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2011:

	2010	2011 (Projected)
Reported EPS-Diluted	$2.21	$2.54 - $2.63

Total Business Realignment and Impairment Charges	$0.34	$0.13 - $0.16

Adjusted EPS-Diluted *	$2.55	$2.70 - $2.76

*Excludes business realignment and impairment charges.

Appendix I The Hershey Company Project “Next Century” Expected Timing of Costs and Savings ($m)
	2011			2012			2013			2014
Realignment Charges:
Cash	$20	to	$25	$15	to	$20	$5	to	$10	-		-
Non-Cash	$20	to	$25	$10	to	$15	-		-	-		-

Project Management and Start-up Costs		$5		$10	to	$15		-		-		-

Total “Next Century” Realignment
Charges & Costs	$45	to	$55	$35	to	$50	$5	to	$10	-		-

“Next Century” Cap-Ex	$180	to	$190	$50	to	$65	$5	to	$10	-		-
“Normal” Hershey Cap-Ex	$150	to	$160	$140	to	$150	$140	to	$150	$140	to	$150
Total Hershey Company
Capital Expenditures	$330	to	$350	$190	to	$215	$145	to	$160	$140	to	$150

Total Hershey Company Deprc. & Amort. Exp. (excl. accelerated D&A)	$175	to	$185	$175	to	$185	$175	to	$185	$175	to	$185

“Next Century” projected savings:
Annual	$10	to	$15	$20	to	$25	$25	to	$30	$5	to	$10
Cumulative	$10	to	$15	$30	to	$40	$55	to	$70	$60	to	$80

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2010. All information in this press release is as of April  26, 2011. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.

# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the three months ended April 3, 2011 and April 4, 2010
(in thousands except per share amounts)

	First Quarter
	2011	2010

Net Sales	$1,564,223	$1,407,843

Costs and Expenses:
Cost of Sales	908,038	813,863
Selling, Marketing and Administrative	377,798	340,646
Business Realignment and Impairment Charges, net	1,838	--

Total Costs and Expenses	1,287,674	1,154,509

Income Before Interest and Income Taxes (EBIT)	276,549	253,334
Interest Expense, net	24,477	23,749

Income Before Income Taxes	252,072	229,585
Provision for Income Taxes	91,957	82,191

Net Income	$160,115	$147,394

Net Income Per Share - Basic - Common	$0.72	$0.66
- Basic - Class B	$0.65	$0.60
- Diluted - Common	$0.70	$0.64

Shares Outstanding - Basic - Common	166,452	167,257
- Basic - Class B	60,682	60,709
- Diluted - Common	230,194	229,551

Key Margins:
Gross Margin	41.9%	42.2%
EBIT Margin	17.7%	18.0%
Net Margin	10.2%	10.5%

The Hershey Company
Consolidated Balance Sheets
as of April 3, 2011 and December 31, 2010
(in thousands of dollars)

Assets	2011	2010

Cash and Cash Equivalents	$752,266	$884,642
Accounts Receivable - Trade (Net)	433,519	390,061
Deferred Income Taxes	61,260	55,760
Inventories	535,520	533,622
Prepaid Expenses and Other	171,956	141,132

Total Current Assets	1,954,521	2,005,217

Net Plant and Property	1,443,821	1,437,702
Goodwill	527,019	524,134
Other Intangibles	122,712	123,080
Deferred Income Taxes	21,460	21,387
Other Assets	165,622	161,212

Total Assets	$4,235,155	$4,272,732

Liabilities and Stockholders' Equity

Loans Payable	$285,505	$285,480
Accounts Payable	381,504	410,655
Accrued Liabilities	547,189	593,308
Taxes Payable	76,734	9,402

Total Current Liabilities	1,290,932	1,298,845

Long-Term Debt	1,540,924	1,541,825
Other Long-Term Liabilities	494,315	494,461

Total Liabilities	3,326,171	3,335,131

Total Stockholders' Equity	908,984	937,601

Total Liabilities and Stockholders' Equity	$4,235,155	$4,272,732